EXHIBIT 4(b)















                               1998 COMPREHENSIVE
                              STOCK INCENTIVE PLAN

                 (Amended and Restated Effective March 27, 1998)

                         Sodexho Marriott Services, Inc.

CONTENTS



                                                                                                PAGE





Article 1.        Amendment and Restatement, Objectives, and Duration                             1

Article 2.        Definition                                                                      1

Article 3.        Administration                                                                  5

Article 4.        Shares Subject to the Plan and Maximum Awards                                   6

Article 5.        Eligibility and Participation                                                   7

Article 6.        Stock Options                                                                   7

Article 7.        Other Awards                                                                   10

Article 8.        Performance Measures for Awards                                                11

Article 9.        1998 Conversion Awards and ICC Conversion Options                              12

Article 10.       Beneficiary Designation                                                        12

Article 11.       Deferrals                                                                      12

Article 12.       Rights of Employees                                                            12

Article 13.       Amendment, Modification, and Termination                                       13

Article 14.       Withholding                                                                    14

Article 15.       Indemnification                                                                14

Article 16.       Successors                                                                     15

Article 17.       Legal Construction                                                             15

                         SODEXHO MARRIOTT SERVICES, INC.

                     1998 COMPREHENSIVE STOCK INCENTIVE PLAN

                 (Amended and Restated Effective March 27, 1998)




ARTICLE 1.  AMENDMENT AND RESTATEMENT, OBJECTIVES, AND DURATION

         1.1 AMENDMENT AND RESTATEMENT OF THE PLAN. Marriott International, Inc., a Delaware corporation to be renamed Sodexho Marriott Services, Inc. after the Distribution (as defined below) and the Merger (as defined below) (the "Company"), hereby amends and restates the Marriott International, Inc. 1996 Comprehensive Stock Incentive Plan as set forth herein, such amended and restated plan to be known as the "Sodexho Marriott Services, Inc. 1998 Comprehensive Stock Incentive Plan" (hereinafter referred to as the "Plan").

         The Plan as amended and restated herein shall become effective as of the effective time of the Merger (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

         1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to promote and enhance the long-term growth of the Company by aligning the personal interests of Employees to those of Company shareholders and allowing such Employees to participate in the growth, development and financial success of the Company.

         The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key Employees.

         1.3 DURATION OF THE PLAN. The Plan as amended and restated shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors of the Company to amend or terminate the Plan at any time pursuant to Article 13 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions.


ARTICLE 2.  DEFINITIONS

         Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

         2.1 "ALLOCATION AGREEMENT" means the Employee Benefits and Other Employment Matters Allocation Agreement by and between Marriott International, Inc. (To Be Renamed Sodexho Marriott Services, Inc.) and New Marriott MI, Inc. (To Be Renamed Marriott International, Inc.) dated as of September 30, 1997.

         2.2 "AMENDMENT AGREEMENT" means the Amendment Agreement dated as of January 28, 1998 by and among the Company, Marriott-ICC Merger-Corp., New Marriott MI, Inc., Sodexho Alliance S.A. and ICC.

         2.3 "AWARD" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Other Share-Based Awards, and Cash Performance-Based Awards, including 1998 Conversion Awards and ICC Conversion Options.

         2.4  "AWARD AGREEMENT" means a written document memorializing the terms
and  provisions   applicable  to  Awards  granted  under  this  Plan  and  shall incorporate the terms of the Plan.

         2.5 "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

         2.6  "BENEFICIARY"  means the person or persons designated  pursuant to
Article 10 hereof.

         2.7 "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

         2.8 "CASH PERFORMANCE-BASED AWARDS" means a Cash Performance-Based Award, as described in Article 7 herein.

         2.9 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         2.10 "COMMITTEE" means the Compensation Policy Committee of the Board, as specified in Article 3 herein, or such other committee appointed by the Board to administer the Plan with respect to grants of Awards.

         2.11 "COMPANY" means Marriott International, Inc. which, after the Distribution and the Merger, will be renamed Sodexho Marriott Services, Inc., together with any and all Subsidiaries, and any successor thereto as provided in
Article 16 herein.

         2.12 "COVERED EMPLOYEE" means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of "covered employees," as defined in the regulations promulgated under Code
Section 162(m), or any successor statute.

         2.13 "DIRECTOR" means any member of the Board.

         2.14 "DISABILITY" means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by or satisfactory to the Committee, who are qualified to give professional medical advice.

         2.15 "DISTRIBUTION" means the distribution to the holders of outstanding shares of common stock of the Company of all the outstanding shares of capital stock of New Marriott MI, Inc. as provided in the Distribution Agreement.

         2.16 "DISTRIBUTION AGREEMENT" means the Distribution Agreement between Marriott International, Inc. (To Be Renamed "Sodexho Marriott Services, Inc.") and New Marriott MI, Inc. (To Be Renamed "Marriott International, Inc.") dated as of September 30, 1997, as amended by the Amendment Agreement.

         2.17 "EFFECTIVE  DATE" shall have  the meaning ascribed to such term in
Section 1.1 hereof.

         2.18 "EMPLOYEE" means any individual who is, or will become, a full-time, active, non-union employee of the Company. Directors who are not employed by the Company shall not be considered Employees under this Plan.

         2.19 "ENGAGING IN COMPETITION" means (i) engaging, individually or as an employee, consultant or owner (more than 5%) of any entity, in any business engaged in significant competition with any business operated by the Company;
(ii) soliciting and hiring a key employee of the Company in another business, whether or not in significant competition with any business operated by the Company; or (iii) using or disclosing confidential Company information, in each case, without the approval of the Company.

         2.20 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

         2.21 "FAIR MARKET VALUE" means, unless otherwise determined in the discretion of the Committee, the average of the highest and lowest quoted selling prices for the Shares on the relevant date, or (if there were no sales on such date) the average so computed on the nearest day before or the nearest day after the relevant date, as reported in the WALL STREET JOURNAL or a similar publication selected by the Committee.

         2.22 "ICC" means International Catering Corporation.

         2.23 "ICC CONVERSION OPTIONS" means an Award made pursuant to Article 9 hereof in exchange for an ICC Option as provided in Section 2.8(c) of the Merger Agreement.

         2.24 "ICC OPTION" means an option to acquire common stock, par value $0.001 of ICC issued pursuant to the International Catering Corporation 1996 Stock Option Plan.

         2.25 "INCENTIVE STOCK OPTION" or "ISO" means an option to purchase Shares granted under Article 6 herein, which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

         2.26 "INSIDER" shall mean an individual who is, on the relevant date, an officer, Director or more than ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, as defined under Section 16 of the Exchange Act.

         2.27 "MERGER" means the merger contemplated by the Merger Agreement.

         2.28 "MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of September 30, 1997, by and among Marriott International, Inc. (To Be Renamed "Sodexho Marriott Services, Inc."), Marriott-ICC Merger Corp., New Marriott MI, Inc. (To Be Renamed "Marriott International, Inc."), Sodexho Alliance, S.A. and International Catering Corporation, as amended by the Amendment Agreement.

         2.29 "1998 CONVERSION AWARD" means an Award made pursuant to Article 9 hereof and the Allocation Agreement to reflect the effect of the Distribution and the Reverse Stock Split on outstanding awards which were made under the Predecessor Plan and which were held by the grantee immediately before the Distribution.

         2.30 "NONQUALIFIED STOCK OPTION" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

         2.31 "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

         2.32 "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

         2.33 "OTHER SHARE-BASED AWARD" means an Other Share-Based Award, as described in Article 7 herein.

         2.34 "PARTICIPANT" means an individual who has an outstanding Award granted under the Plan.

         2.35 "PERFORMANCE-BASED EXCEPTION" means the performance-basedexception from the tax deductibility limitations of Code Section 162(m).

         2.36 "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

         2.37 "PREDECESSOR PLAN" means the Marriott International, Inc. 1996 Comprehensive Stock Incentive Plan (prior to its amendment and restatement as provided herein).

         2.38 "REVERSE STOCK SPLIT" means the conversion of four Shares into one Share effected on or about the Effective Date, subject to shareholder approval.

         2.39 "SHARES" means the shares of Common Stock of the Company, or of any successor company adopting this Plan.

         2.40 "SUBSIDIARY" means any corporation, partnership, joint venture or other entity in which the Company owns a majority of the equity interest by vote or value or in which the Company has a majority of the capital or profits interest.

         2.41 "YEAR OF SERVICE" means a period of twelve (12) consecutive calendar months during which an Employee was paid for 1200 or more hours of work for the Company.


ARTICLE 3.  ADMINISTRATION

         3.1 THE COMMITTEE. The Plan shall be administered by the Compensation Policy Committee of the Board, or by any other committee appointed by the Board (the "Committee"). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

         3.2  AUTHORITY  OF THE  COMMITTEE.  Except as  limited by law or by the
Articles of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full and sole power to: select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 13 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee's determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. As permitted by law, the Committee may delegate its authority under the Plan to a Director or Employee.

         3.3 DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all parties.

         3.4 UNANIMOUS CONSENT IN LIEU OF MEETING. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity in such event to hold a meeting.

ARTICLE 4.  SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

         4.1 NUMBER OF SHARES. Subject to Sections 4.2 and 4.3 herein, and after giving effect to the Distribution, the Reverse Stock Split, and the cancellation of awards under the Predecessor Plan as provided in the Allocation Agreement, (a) in the aggregate, no more than ten million (10,000,000) Shares may be issued pursuant to 1998 Conversion Awards, 1998 conversion awards granted under the Sodexho Marriott Services, Inc. 1993 Comprehensive Stock Incentive Plan, ICC Conversion Awards and Awards granted under the Plan after the Effective Date, and (b) the maximum aggregate number of Shares that may be subject to any Awards (other than 1998 Conversion Awards and ICC Conversion Options) granted in any one fiscal year to any single Employee shall be five hundred thousand (500,000) Shares.

         4.2 LAPSED AWARDS. If any Award granted under this Plan, or any award under the Sodexho Marriott Services, Inc. 1993 Comprehensive Stock Incentive Plan, is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award or award shall again be available for the grant of an Award under the Plan.

         4.3 ADJUSTMENTS IN AUTHORIZED SHARES AND AWARDS. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, (a) such adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1 and the Award limits set forth in
Section 4.1 as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; and/or (b) the Committee or the board of directors, compensation committee or similar body of any other legal entity assuming the obligations of the Company hereunder, shall either (i) make appropriate provision for the protection of outstanding Awards by the substitution on an equitable basis of appropriate equity interests or awards similar to the Awards, provided that the substitution neither enlarges nor diminishes the value and rights under the Awards; or (ii) upon written notice to the Participants, provide that Awards will be exercised, distributed, canceled or exchanged for value pursuant to such terms and conditions (including the waiver of any existing terms or conditions) as shall be specified in the notice. Any adjustment of an ISO under this paragraph shall be made in such a manner so as not to constitute a "modification" within the meaning of Section 424(h)(3) of the Code.

ARTICLE 5.  ELIGIBILITY AND PARTICIPATION

         5.1 ELIGIBILITY. All Employees of the Company, including Employees who are Directors, are eligible to participate in this Plan.

         5.2 ACTUAL PARTICIPATION BY EMPLOYEES. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award.


ARTICLE 6.  STOCK OPTIONS

         6.1 GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Employees in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Options may include provisions for reload of Options exercised by the tender of Shares or the withholding of Shares with respect to the exercise of the Options.

         6.2 AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

         6.3 OPTION PRICE. The Option Price for each grant of an Option under this Article 6 shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

         6.4 DURATION OF OPTIONS. Each Option granted under this Article 6 shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the fifteenth
(15th) anniversary date of its grant.

         6.5 EXERCISE OF OPTIONS. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Employee.

     The ability of an Employee to exercise an Option is conditioned upon the Employee not committing any criminal offense or malicious tort relating to or against the Company.

         6.6 PAYMENT. Options granted under this Article 6 shall be exercised by the delivery of notice of exercise, in writing, by electronic or interactive voice response system, or by such other means as may be approved by the Committee from time to time, to the Company's designee for stock option exercise administration in accordance with procedures established therefor, in each case setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares or irrevocable instructions to carry out a cashless exercise in accordance with the Federal Reserve Board's Regulation T.

         The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) if permitted in the governing Award Agreement, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) if permitted in the governing Award Agreement, by a combination of (a) and (b).

         The Committee also may allow cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

         6.7 RESTRICTIONS ON SHARE TRANSFERABILITY. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

         6.8 TERMINATION OF EMPLOYMENT OR LEAVE OF ABSENCE. Except as otherwise provided by the Committee or in any Award agreement or any employment agreement, in the event that an Employee, during the Employee's lifetime has been on leave of absence for a period of greater than twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be), or ceases to be an Employee of the Company or of any Subsidiary for any reason, including retirement, the portion of any Option which is not exercisable on the date on which the Employee ceased to be an Employee or has been on leave for over twelve
(12) months (except a leave of absence approved by the Board or the Committee, as the case may be) shall expire on such date and any unexercised portion thereof which was otherwise exercisable on such date shall expire unless exercised within a period of three (3) months (one year in the case of a Participant who is Disabled) from such date, but in no event after the expiration of the term for which the Option was granted; provided, however, that in the case of an optionee of an NQSO who is an "Approved Retiree" (as hereinafter defined), said optionee may exercise such Option to the extent such Option is vested until the sooner to occur of (i) the expiration of such Option in accordance with its original term; or (ii) one (1) year from the date on which the Option latest in time awarded to the Participant under the Plan has become fully exercisable under Section 6.5 hereof. For purposes of the proviso to the preceding sentence:

         (a) An "Approved Retiree" is any optionee who (A) retires from employment with the Company with the specific approval of the Committee on or after such date on which the optionee has completed 20 Years of Service or has attained age 55 and completed 10 Years of Service, and (B) has entered into and has not breached an agreement to refrain from Engaging in Competition in form and substance satisfactory to the Committee;

         (b) An Option shall continue to vest in accordance with any schedule established pursuant to Section 6.5 herein during any time period during which an optionee may continue to exercise an Option within clause (ii) of said proviso; and

         (c) Except as otherwise provided by the Committee or in any Award Agreement, or any employment agreement, if an Approved Retiree is subsequently found by the Committee to have violated the provisions of the agreement to refrain from Engaging in Competition referred to in clause (a)(B) of this sentence, (A) in the case of an Option which was granted before the Effective Date or which is a 1998 Conversion Award, such Approved Retiree shall have ninety (90) days from the date of such finding within which to exercise any Options or portions thereof which are exercisable on such date, any Options or portions thereof which are not exercised within such ninety- (90-) day period shall expire and any Options or portion thereof which are not exercisable on such date shall be canceled on such date, and (B) in the case of an Option which is not described in clause (c)(A) of this sentence, such Option shall be forfeited and canceled as of the date on which such Approved Retiree shall have been found by the Committee to have violated the terms of the agreement to refrain from Engaging in Competition referred to in clause (a)(B) of this sentence.

         Except as otherwise provided by the Committee or in any Award Agreement or any employment agreement, in the event of the death of an optionee during the three-month period described above for exercise of an Option by a terminated optionee or one on leave for over 12 months (except a leave of absence approved by the Board or the Committee, as the case may be), the Option shall be exercisable by the optionee's personal representatives, heirs or legatees to the same extent and during the same period that the optionee could have exercised the Option if the optionee had not died.

         Except as otherwise provided by the Committee or in any Award Agreement or any employment agreement, in the event of the death of an optionee while an Employee of the Company or any Subsidiary, the total outstanding Option granted to the deceased Employee shall be exercisable by the decedent's personal representatives, heirs or legatees at any time prior to the expiration of one
(1) year from the date of death of the optionee, but in no event after the expiration of the term for which the Option was granted.

         Except as otherwise provided by the Committee or in any Award Agreement or employment agreement, notwithstanding anything in Section 6.5 to the contrary, in the event of the death of an optionee while an Approved Retiree of the Company or any Subsidiary, the total outstanding Option granted to the deceased Employee shall be exercisable by the decedent's personal representatives, heirs or legatees at any time prior to the expiration of one
(1) year  from
the date of death of the optionee, but in no event after the expiration of the term for which the Option was granted.

         6.9  NONTRANSFERABILITY OF OPTIONS.

         (a) INCENTIVE STOCK OPTIONS. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

         (b) NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this
                  Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.


ARTICLE 7.  OTHER AWARDS

         7.1 GRANT OF OTHER SHARE-BASED AWARDS. The Committee may grant Other Share-Based Awards to Participants in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

         7.2 TERMS OF OTHER SHARE-BASED AWARDS. Other Share-Based Awards shall contain such terms and conditions as the Committee may from time to time specify and may be denominated in cash, Shares, restricted Shares, Share-equivalent units, in Share appreciation units, in securities convertible into Shares or in a combination of the foregoing and may be paid in cash or in Shares, all as determined by the Committee. Other Share-Based Awards may be issued alone or in tandem with other Awards granted to Employees.

         7.3 OTHER SHARE-BASED AWARD AGREEMENT. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Committee shall determine.

         7.4 CASH PERFORMANCE-BASED AWARDS. The Committee may grant cash performance-based awards based on performance measures set forth in Article 8 not based on Shares upon such terms and at any time and from time to time as shall be determined by the Committee. Each such Cash Performance-Based Award shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Committee shall determine. A Cash Performance-Based Award not providing for the issuance of Shares shall not decrease the number of Shares under Article 4 which may be issued pursuant to other Awards.

ARTICLE 8.  PERFORMANCE MEASURES FOR AWARDS

         8.1 PERFORMANCE MEASURES. Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 8, the attainment of which may determine the degree of payout and/or vesting with respect to Awards granted to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such Awards shall be chosen from among the following alternatives:

         (a)      Consolidated cash flows,

         (b)      Consolidated financial reported earnings,

         (c)      Consolidated economic earnings,

         (d)      Earnings per share,

         (e)      Business unit financial reported earnings,

         (f)      Business unit economic earnings,

         (g)      Business unit cash flows, and

         (h) Appreciation in the Fair Market Value of Shares either alone or as measured against the performance of the stocks of a group of companies approved by the Committee.

         8.2 ADJUSTMENTS. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance objectives; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by Covered Employees, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

         8.3 COMMITTEE DISCRETION. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

ARTICLE 9.  1998 CONVERSION AWARDS AND ICC CONVERSION OPTIONS

         9.1 1998 CONVERSION AWARDS. All 1998 Conversion Awards which, under the Allocation Agreement, are to be denominated in Shares shall be issued under the Plan as provided in the Allocation Agreement. The Committee shall administer all such 1998 Conversion Awards under this Plan, giving service credit to the grantee of each such 1998 Conversion Award to the extent required under the Allocation Agreement. All 1998 Conversion Awards shall be subject to substantially similar terms and conditions as provided in the holder's corresponding awards under the Predecessor Plan.

         9.2 ICC CONVERSION OPTIONS. All ICC Conversion Options are to be issued as options to acquire Shares and shall be issued under the Plan as provided in the Merger Agreement. The Committee shall administer all such ICC Conversion Options under this Plan, giving service credit to the grantee of each such ICC Conversion Option. All ICC Conversion Options shall be subject to substantially similar terms and conditions as provided in the grantee's corresponding option agreement under the International Catering Corporation 1996 Stock Option Plan, and the number and exercise price of each such ICC Conversion Option shall be determined in accordance with the methodology set forth in Section 424 of the Code.


ARTICLE 10.  BENEFICIARY DESIGNATION

         Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant's death before the Participant has received any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.


ARTICLE 11.  DEFERRALS

         The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option, or the payment of or the lapse or waiver of restrictions with respect to any other Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.


ARTICLE 12.  RIGHTS OF EMPLOYEES

         12.1 EMPLOYMENT. Nothing in the Plan or in any Award or any Award Agreement, shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time with or without cause, or to increase or decrease the Participant's compensation from the rate in existence at the time an Award is granted, and nothing in the Plan shall confer upon any Participant any right to continue in the employ of the Company.

         12.2 PARTICIPATION. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.


ARTICLE 13.  AMENDMENT, MODIFICATION, AND TERMINATION

         13.1 AMENDMENT, MODIFICATION, AND TERMINATION. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that the Board shall not, except to the extent provided in Section 4.3 hereof, increase the number of Shares specified in
Section 4.1(a) without the requisite affirmative vote of the shareholders of the Company entitled to vote with respect to the approval thereof, and, provided further, that the Board may, in its sole discretion, condition the adoption of any other amendment of the Plan on the approval thereof by the requisite vote of the shareholders of the Company entitled to vote thereon.

         The Committee shall not have the authority to cancel outstanding Awards and issue substitute Awards in replacement thereof, except as provided in
Section 4.3 hereof.

         13.2 ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. Subject to the restriction set forth in Article 8 herein on the exercise of upward discretion with respect to Awards which have been designed to comply with the Performance-Based Exception, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

         13.3 AWARDS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan or any Award shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

         13.4  COMPLIANCE  WITH CODE  SECTION  162(M).  At all  times  when Code
Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this
Article 13, make any adjustments it deems appropriate.

         13.5 SUBSTITUTION OF AWARDS IN MERGERS AND ACQUISITIONS. Awards may be granted under the Plan from time to time in substitution for awards held by employees or directors of entities who become or are about to become employees or directors of the Company or a Subsidiary as the result of a merger, consolidation or other acquisition of the employing entity or the acquisition by the Company or a Subsidiary of the assets or stock of the employing entity. The terms and conditions of any substitute awards so granted may vary from the terms and conditions set forth herein to the extent that the Committee deems appropriate at the time of grant to conform the substitute awards to the provisions of the awards for which they are substituted.


ARTICLE 14.  WITHHOLDING

         14.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct from any amount otherwise due to the Participant, or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

         14.2 SHARE WITHHOLDING. With respect to withholding required in connection with any Award, the Company may require, or the Committee may permit a Participant to elect, that the withholding requirement be satisfied, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. Any election by a Participant shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.


ARTICLE 15.  INDEMNIFICATION

         Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 16.  SUCCESSORS

         All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, of all or substantially all of the business and/or assets of the Company, or a merger, consolidation or otherwise.


ARTICLE 17.  LEGAL CONSTRUCTION

         17.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

         17.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

         17.3 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         17.4 GOVERNING LAW. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.